Exhibit 8.2
August 20, 2007

Max Capital Group Ltd.	DIRECT LINE:	441-299-4923
Max House	E-MAIL:	chris.garrod@conyersdillandpearman.com
2 Front Street	OUR REF:	CGG/ld/315313/corpdocs.219217
Hamilton HM 11	YOUR REF:
Bermuda
Dear Sirs:
Max Capital Group Ltd. (the “Company”)
We have acted as special legal counsel in Bermuda to the Company in connection with a registration statement on form S-3 filed with the U.S. Securities and Exchange Commission (the “Commission”) on August 20, 2007 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the shelf registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of common shares, par value US$1.00 each (“Common Shares”), preferred shares, par value US$1.00 each (“Preferred Shares” and, together with Common Shares, “Equity Securities”, which term includes any common shares or preferred shares to be issued pursuant to the conversion, exchange or exercise of any other Securities), depositary shares of the Company representing Preferred Shares (“Depositary Shares”), senior debt securities (“Senior Debt Securities”), subordinated debt securities (“Subordinated Debt Securities” and, together with Senior Debt Securities, “Debt Securities”), warrants (“Warrants”), share purchase contracts to purchase Common Shares, Preferred Shares or Depositary Shares (“Contracts”), units consisting of any combination of the foregoing securities (“Units”) of the Company (collectively, the “Securities”) and guarantees of (i) Max USA Holdings Ltd. debt securities and (ii) preferred securities of one or more to be formed Delaware statutory trusts (together, the “Guarantees”). In addition, selling shareholders may sell Common Shares pursuant to the Registration Statement.
For the purposes of giving this opinion, we have examined a copy of the Registration Statement. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on August 7, 2007, copies of minutes of a meeting of the board of directors of the Company held on July 27, 2007 (the “Minutes”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.
We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (d) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein.
We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Securities and the Guarantees by the Company as described in the Registration Statement and is not to be relied upon in respect of any other matter.
On the basis of and subject to the foregoing, we are of the opinion that the statements under the captions “Material Tax Considerations — Taxation of Max Capital Group and its Subsidiaries - Bermuda”, “Material Tax Considerations — Taxation of Noteholders — Bermuda” and “Material Tax Considerations — Taxation of Shareholders — Bermuda” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Bermuda law, are accurate in all material respects and that such statements constitute our opinion.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.
Yours faithfully
/s/ CONYERS DILL & PEARMAN
CONYERS DILL & PEARMAN